Exhibit 99.1

    BSD MEDICAL'S CUMULATIVE PAYOUT FROM THERMATRX SALE GROWS TO $33 MILLION

        SALT LAKE CITY, March 9 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that the company has received a payment of nearly $5.9 million as quarterly proceeds through the earnout from the sale of TherMatrx, Inc., bringing total receipts thus-far to approximately $33 million. The company also anticipates further compensation in the settlement of the transaction. The recent payment will be reflected in the company's third quarter of fiscal 2006, which began March 1, 2006. A prior quarterly payment was also received and announced that will be similarly reflected in BSD's second quarter results that have not yet been reported.

        BSD Medical produces precision-focused microwave/RF systems that raise the temperature in diseased sites of the body as required by a number of medical therapies. BSD developed the TherMatrx system to provide a solution for conditions associated with benign enlargement of the prostate as men age. The company's primary focus is on systems that produce better response to cancer treatment, increasing cancer survival and patient quality of life. For further information visit the BSD website at www.BSDMedical.com.

        Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, including future receipts from the TherMatrx sale, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             03/09/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /